Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276307

Prospectus Supplement No. 1

(To Prospectus dated February 14, 2024)

Up to 24,274,995 Shares of Class A Common Stock

Up to 12,082,923 Shares of Class A Common Stock Issuable Upon Exercise of Public

Warrants and Senior Convertible Notes

This prospectus supplement updates, amends and supplements the prospectus dated February 14, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-276307). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information contained in the Prospectus with the information from our Current Reports on Form 8-K, which were filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2024 and April 8, 2024 (collectively, the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A Common Stock is listed on The Nasdaq Global Market under the symbol “BNZI.” On April 5, 2024, the closing price of our Class A Common Stock was $0.49 per share. Our Public Warrants are listed on The Nasdaq Capital Market under the symbol “BNZIW.” On April 5, 2024, the closing price of our Public Warrants was $0.02.

We are an “emerging growth company” and “smaller reporting company” for purposes of federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 19 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 8, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2024

Banzai International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39826	85-3118980
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

435 Ericksen Ave, Suite 250 Bainbridge Island, Washington	98110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 414-1777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BNZI	The Nasdaq Global Market
Redeemable Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	BNZIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Minimum Bid Price

On April 3, 2024, Banzai International, Inc. (the “Company”) received a letter from the staff at The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the 30 consecutive business days prior to the date of the letter, the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1). The letter is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on Nasdaq.

In accordance with Nasdaq listing rule 5810(c)(3)(A), the Company has 180 calendar days, or until September 30, 2024 (the “Bid Price Compliance Period”), to regain compliance. The letter notes that to regain compliance, the Company’s Common Stock must maintain a minimum closing bid price of $1.00 for at least ten consecutive business days at any time during the Bid Price Compliance Period. In the event the Company does not regain compliance by the end of the Bid Price Compliance Period, the Company may be eligible for additional time to regain compliance. To qualify for additional time, the Company must (i) submit a transfer application to transfer to the Nasdaq Capital Market, (ii) meet the continued listing requirement for the market value of its publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement and (iii) provide written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the Company meets these requirements, the Company may be granted an additional 180 calendar days to regain compliance. However, if it appears to Nasdaq that the Company will be unable to cure the deficiency, or if the Company is not otherwise eligible for the additional cure period, Nasdaq will provide written notice to the Company that its securities are subject to delisting. At that time, the Company may appeal any such delisting determination to a hearings panel.

The Company intends to actively monitor the Company’s bid price between now and September 30, 2024, and may, if appropriate, evaluate available options to resolve the deficiency and regain compliance with the minimum bid price requirement. While the Company is exercising diligent efforts to maintain the listing of its securities on Nasdaq, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

Minimum Market Value of Publicly Held Shares

On April 3, 2024, the Company also received a letter from the staff at Nasdaq notifying the Company that, for the 30 consecutive business days prior to the date of the Letter, the Company’s Market Value of Publicly Held Shares (“MVPHS”) was below the minimum of $15 million required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(C). The letter is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on Nasdaq.

In accordance with Nasdaq listing rule 5810(c)(3)(D), the Company has 180 calendar days, or until September 30, 2024 (the “MVPHS Compliance Period”), to regain compliance. The letter notes that to regain compliance, the Company’s MVPHS must close at or above $15 million for a minimum of ten consecutive business days during the MVPHS Compliance Period. The letter further notes that if the Company is unable to satisfy the MVPHS requirement prior to such date, the Company may be eligible to transfer the listing of its securities to The Nasdaq Capital Market (provided that the Company then satisfies the requirements for continued listing on that market). If the Company does not regain compliance by the end of the MVPHS Compliance Period, Nasdaq staff will provide written notice to the Company that its securities are subject to delisting. At that time, the Company may appeal any such delisting determination to a hearings panel.

The Company intends to actively monitor the Company’s MVPHS between now and September 30, 2024, and may, if appropriate, evaluate available options to resolve the deficiency and regain compliance with the MVPHS requirement. While the Company is exercising diligent efforts to maintain the listing of its securities on Nasdaq, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 8, 2024

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph Davy
Joseph Davy
Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2024

Banzai International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39826	85-3118980
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

435 Ericksen Ave, Suite 250 Bainbridge Island, Washington	98110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 414-1777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BNZI	The Nasdaq Global Market
Redeemable Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	BNZIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On March 25, 2024, Banzai International, Inc. (the “Company”) held a Special Meeting of Stockholders (the “Special Meeting”) for the purpose of considering and voting on the following proposals:

•

Approving, for purposes of Nasdaq Listing Rules 5635(b) and 5635(d), the issuance of shares of the Company’s Class A common stock to Yorkville Advisors Global, LP (“Yorkville”), pursuant to that certain Standby Equity Purchase Agreement, dated December 14, 2023, by and between Banzai International, Inc. and YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville, as amended by the Supplemental Agreement, dated as of February 5, 2024 (collectively, the “SEPA”), which shares may represent more than 20% of our issued and outstanding Class A common stock and Class B common stock as of the date of the SEPA (“Proposal 1”); and

•

Approving one or more adjournments of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve Proposal 1 (“Proposal 2”).

There were 18,037,124 shares of the Company’s common stock issued and outstanding on the record date for the Special Meeting, consisting of 15,725,990 shares of the Company’s Class A common stock and 2,311,134 shares of the Company’s Class B common stock. Each share of Class A common stock was entitled to one vote on each proposal at the Special Meeting, and each share of Class B common stock was entitled to ten votes on each proposal at the Special Meeting. The results for each matter were as follows:

•	The Company’s stockholders approved Proposal 1, based on the following votes:

	Votes FOR	Votes AGAINST	Abstain	Broker Non-Votes
Class A common stock	8,246,445	165,542	3,260	—
Class B common stock	23,111,340	—	—	—

•	The Company’s stockholders approved Proposal 2, based on the following votes:

	Votes FOR	Votes AGAINST	Abstain	Broker Non-Votes
Class A common stock	8,246,469	165,859	2,919	—
Class B common stock	23,111,340	—	—	—

Although Proposal 2 was approved, the adjournment of the Special Meeting was not necessary because the Company’s shareholders approved Proposal 1. No further business was brought before the Special Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 27, 2024

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph Davy
Joseph Davy
Chief Executive Officer